Exhibit 3.1
State of Missouri
John R. Ashcroft, Secretary of State
Corporations Division
PO Box 778/600 W. Main St., Rm. 322
Jefferson City, MO 65102
Amendment of Articles of Incorporation
for a General Business or Close Corporation
(Submit with $25.00 filing fee; if increasing # of shares, please see fee schedule for appropriate fee.)
Pursuant to the provisions of the General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:
Charter # 01171958

1.	The present name of the Corporation is Post Holdings, Inc.
The name under which it was originally organized was Post Holdings, Inc.

2.	An amendment to the Corporation’s Articles of Incorporation was adopted by the shareholders on 1/25/2018

3.	Article Number EIGHT is amended to read as follows:

The Bylaws of the Corporation may be amended, altered, changed or repealed in the manner provided for in the Bylaws.
New Name (if applicable) _______________________________________.
(if more than one article is to be amended or more space is needed attach additional pages)
(Please see next page)

Amendment of Articles of Incorporation for a General Business or Close Corporation

4.	Of the 66,222,781 shares outstanding, 66,222,781 of such shares were entitled to vote on such amendment.
The number of outstanding shares of any class entitled to vote thereon as a class were as follows:

Class	Number of Outstanding Shares
Common	66,222,781

5.	The number of shares voted for and against the amendment was as follows:

Class	No. Voted For	No. Voted Against
Common	57,366,144	94,684

6.
If the amendment provides for an exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class, the following is a statement of the manner in which such reduction shall be effected:

7.
If the effective date of the amendment is to be a date other than the date of filing of the certificate of amendment with the Secretary of State, then the effective date, which shall be no more than 90 days following the filing date, shall be specified:

In Affirmation thereof, the facts stated above are true and correct:
(The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo.)

/s/ Diedre J. Gray	SECRETARY	01/29/2018
Authorized Signature	Title	Date